Exhibit 10.1

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (the “Agreement”), dated this 11th day of March, 2016 (the “Effective Date”), by and among CALADRIUS BIOSCIENCES, INC., a corporation incorporated under the laws of Delaware (“Caladrius”); PCT, LLC, A CALADRIUS COMPANY, a limited liability company organized under the laws of Delaware and currently a wholly-owned subsidiary of Caladrius (“Company”); and HITACHI CHEMICAL CO. AMERICA, LTD., a corporation incorporated under the laws of New York (“Purchaser” and, together with Caladrius and Company , the “Parties”).
WITNESSETH that,
WHEREAS, Company is engaged in the business of, among other things, cell therapy development and manufacturing;
WHEREAS, Caladrius and Purchaser wish to develop a mutually beneficial and cooperative business relationship;
WHEREAS, on the Closing Date (as defined below) and as an inducement to Purchaser to enter into this Agreement, Company, Caladrius, and Purchaser shall enter into an amended and restated limited liability company operating agreement of Company, substantially in the form attached hereto as Exhibit A (the “Operating Agreement”), pursuant to which, among other things, Company is authorized to issue Membership Units (“Membership Units”), having such rights, preferences and privileges as set forth therein.
WHEREAS, Caladrius currently owns 100% of the outstanding Membership Units and membership interests in Company;
WHEREAS, Company desires to issue and sell to Purchaser, and Purchaser desires to purchase and subscribe for, the Units (as defined below) on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the terms, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1 1.2Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meaning set forth below:
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or similar ownership interests, by contract or otherwise, including any general partner, managing member, officer, or director of such Person, or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person; provided, however, that “Affiliate” for Purchaser shall mean Purchaser’s subsidiaries only and shall not include Hitachi Ltd. or its subsidiaries other than Purchaser’s subsidiaries.
“Ancillary Agreements” means (i) the Operating Agreement, (ii) the License Agreement, (iii) the Executive Employment Agreement, (iv) the Intellectual Property Assignment Agreement, (v) the Services Agreement, (vi) the Escrow Agreement and (vii) all other agreements (other than this Agreement) and documents to which the Parties are or will be a party that are required to be executed pursuant to this Agreement.
“Acquisition Date” means January 19, 2011.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of New York.
“Business Plan” means the business plan and budget of the Company in such form as mutually agreed upon by Purchaser and Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Covered Person” means, with respect to Company as an “issuer” for purposes of Rule 506 promulgated under the Act, and the rules and regulations promulgated thereunder, any Person listed in the first paragraph of Rule 506(d)(1).
“Contract” means any written or oral agreement, arrangement, contract, understanding, instrument, undertaking, or commitment of any nature (including leases, licenses, mortgages, notes, guaranties, sublicenses, subcontracts, letters of intent, and purchase orders) in effect as of the Effective Date or as may hereafter be in effect.
“Environmental and Health Law” means any and all applicable Laws issued, promulgated, or entered into by any Governmental Authority relating to the environment, human health, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distri-bution, formulation, packaging, labeling, release or threatened release of or exposure to hazardous substances, whether now existing or subsequently amended or enacted. The foregoing definition includes all FDA rules regulations and comments, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Stark Law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), and the exclusion Laws (42 U.S.C. § 1320a-7).
“Environmental and Health Permit” means any Governmental Authorization under any Environmental and Health Law, and includes any and all Orders issued or entered into by a Governmental Authority under any Environmental and Health Law.
“Equity Interests” means (i) any membership interests, partnership interests, profits interests, capital stock, or other equity securities or ownership interests, (ii) any rights containing any profit participation features (including equity appreciation rights, phantom equity-type plans, and rights to payment based upon equity or valuation), (iii) any rights or options to convert, exchange, exercise for, subscribe for, or to purchase any securities described in clause (i) or clause (ii) of this definition, including options, warrants, and convertible debt instruments.
“Escrow Agreement” means the escrow agreement to be entered into by and among Continental Stock Transfer & Trust Company, Caladrius, Company and Purchaser on the Effective Date, substantially in the form attached hereto as Exhibit G.
        “Governmental Authority” means any supranational, national, state, municipal, provincial, or local government, or governmental, regulatory, or administrative authority, agency, instrumentality or commission, or tribunal, court, arbitrator, or other judicial or arbitral body having competent jurisdiction, in each case whether domestic or foreign, any stock exchange or similar self‑regulatory organization, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority.
“Governmental Authorization” means any approval, consent, license, permit, waiver, ratification, permission, variance, clearance, registration, qualification, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“HCC” means Hitachi Chemical Co. Ltd.
“Intellectual Property” means (i) any and all inventions, invention disclosures, developments, improvements, discoveries, know how, concepts, and ideas, whether patentable or not in any jurisdiction; (ii) any and all non-public information, trade secrets, proprietary or confidential information, know-how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists; (iii) any and all writings and other works of authorship, whether or not copyrighted or copyrightable in any jurisdiction; (iv) any and all software, including files, records and data, all schematics, test methodologies, emulation and simulation tools and reports, hardware development tools, prototypes, and other devices, and all databases and data collections; and (v) all tangible embodiments of any Intellectual Property Rights.
“Intellectual Property Rights” means any and all of the following and any and all rights, title and interest in, arising out of, or associated therewith: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, logos, and other indications of origin, sponsorship, or affiliation, including the name(s) “PCT, LLC, a Caladrius Company™” (and any derivation thereof) together with the goodwill associated therewith (whether the foregoing are registered or unregistered), registrations thereof in any jurisdiction and applications to register any of the foregoing in any jurisdiction, and any extension, modification, or renewal of any such registration or application; (ii) Patents; (iii) mask works and registrations and applications for registrations thereof; (iv) trade secrets, and rights in any jurisdiction to limit the use or disclosure thereof or that of any Intellectual Property by any Person; (v) copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and renewals or extensions thereof; (vi) Internet domain name registrations, Internet and World Wide Web URLs and addresses; (vii) industrial designs and registrations and applications therefor; (viii) any and all other industrial, intellectual property, and proprietary rights; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent intellectual property or proprietary rights to any of the foregoing.
“Knowledge” means actual knowledge of any Key Employee.
“Key Employee” means any executive-level employee (including division director and vice president-level positions).
“Law” means any federal, state, foreign, local, municipal, or other statute, law (including common law), constitution, resolution, edict, decree, treaty, ordinance, code, rule, regulation, ruling, or any other binding requirement or determination issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments, and decrees applicable to such party or to any of their respective assets, properties, or businesses.
“Liabilities” means any debt, liability, obligation expense, claim, deficiency, guaranty or endorsement, of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due.
“Lien” means any lien, charge, mortgage, deed of trust, security interest, title retention device, conditional sale, or other security arrangement, collateral, assignment, of ownership or right to use (in the case of assignment of ownership or right to use to or by any third party other than to Company or Caladrius), pledge, title defect or deficiency, easement, or other encumbrance, adverse claim, or restriction of any kind, whether imposed by Contract or otherwise (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise, or transfer of any other attribute of ownership of any asset).
“License Agreement” means the technology license agreement to be entered into between Purchaser and HCC on the Effective Date, substantially in the form attached hereto as Exhibit B.
“Management Adjusted Financials” means the adjusted carve out financial statements prepared by management to more appropriately reflect the actual historical result of operations (balance sheet, income statements and cash flows) with allocated cost associated with support by Caladrius.
“Material Adverse Change” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has or is reasonably likely to have, a material adverse impact on the business, assets (including intangible assets), liabilities, financial condition, property, prospects, operations or results of operations of Company.
“Order” means any order, judgment, decree, injunction, subpoena, or other decision issued, promulgated, or entered by any court or other Government Authority.
“Oxford” means Oxford Finance LLC, each of the “Lenders” listed on Schedule 1.1 of the Oxford Loan Agreement, as may be amended from time to time, and each of their Affiliates.
“Oxford Loan Agreement” means that certain Loan and Security Agreement dated September 26, 2014 by and among Oxford, Caladrius, Company, PCT Allendale, LLC, NeoStem Oncology, LLC, Athelos Corporation, Amorcyte, LLC, NeoStem Family Storage, LLC and Stem Cell Technologies, Inc., as amended by that certain First Amendment to Loan and Security Agreement dated June 17 2015 and that certain Second Amendment to Loan and Security Agreement dated September 15, 2015.
“Patents” means all classes or types of U.S. and foreign patents issued by the patent-granting authority in any country in the world, together with any and all patents, divisionals, renewals, provisionals, continuations, continuations-in-part, post-grant reviews, foreign counterparts, extensions or reissues that claim priority to any of the foregoing, and pending applications for these classes or types of patents in all countries of the world.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, or other entity.

“Proceeding” means any private or governmental action, suit, proceeding, claim, complaint, charge, mediation, or arbitration, or other litigation or investigation by any Person or Government Authority.
“Services Agreement” means the services agreement to be entered into between Caladrius and Company on the Effective Date, substantially in the form attached hereto as Exhibit C.
“Subsidiary” means a corporation, partnership, limited liability company, joint venture, or other corporate entity directly or indirectly controlled by Company (where “control” has the meaning set forth in the definition of “Affiliate” above), including any Person in which Company holds or owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.
“Taxes” means any taxes (including withholding taxes imposed on payments to any member, creditor, employee, or other Person), charges, fees, duties, levies, or other assessments (including any penalties and additions) imposed by any Government Authority.
“Territory” shall have the meaning set forth in the License Agreement.
“Transaction Agreements” means this Agreement and the Ancillary Agreements.
“VDR” means Company’s electronic virtual data room through which Company has provided Purchaser access to diligence materials.
1.2    Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

"409A Plan"                        Schedule 4.2(o)(iii)
"Accounts Receivable"                    Schedule 4.2(k)
"Act"                            Schedule 4,2(g)
"Applicable Survival Period"                8.1(d)
"Balance Sheet"                        Schedule 4.2(i)
"Balance Sheet Date"                    Schedule 4.2(f)(i)
"Basket"                            8.3(a)
"Caladrius Board"                    Schedule 4.2(h)
"Claim Notice"                        8.4
"Closing"                        3.1
"Closing Date"                        3.1
"Company Confidential Information"            Schedule 4.2(w)(ix)
"Company Owned IP"                    Schedule 4.2(w)(iii)
"Company-Related Caladrius Minutes"            Schedule 4.2(h)
"Confidential Information"                9.1
"Confidential Information Agreements"            Schedule 4.2(v)(vii)
"Disclosure Schedule"                    4.2
"Disqualification Event"                    Schedule 4.2(g)
"Employee Benefits Plan"                    Schedule 4.2(o)(i)
"ERISA"                        Schedule 4.2(o)(i)
"ERISA Affiliate"                    Schedule 4.2(o)(i)
"Executive"                        3.2(a)(vii)
"Executive Employment Agreement"            3.2(a)(vii)
"FCPA"                            Schedule 4.2(x)
"Financial Statements"                    Schedule 4.2(f)(i)
"GAAP"                            Schedule 4.2(f)(i)
"Indemnified Party"                    8.3(a)
"Indemnifying Party"                    8.3(a)
"Intellectual Property Assignment Agreement"        3.2(a)(viii)
"Losses"                            8.2
"Material Contract"                    Schedule 4.2(s)
"Oxford Loan Repayment Obligation"            7.2
"Personal Information"                    Schedule 4.2(w)(xii)

"Policies"                        Schedule 4.2(t)
"Purchase Price"                        2.2
"Purchaser Indemnitee"                    8.2
"Registered IP"                        Schedule 4.2(w)(i)
"Restated Invention Assignment Agreement"            3.2(a)(xvii)
"Rules"                            10.7(b)
"SEC"                            Schedule 4.1(b)
"Third-Party Claim"                    8.7
"Units"                            2.1
"Unregistered IP"                        Schedule 4.2(w)(i)

1.3    Interpretation. The meaning assigned to each term defined herein is equally applicable to both the singular and the plural forms of such term and vice versa. Where a word or phrase is used herein, each of its other grammatical forms has a corresponding meaning. The terms “hereof”, “herein” and “herewith” and words of similar import, unless otherwise stated, are construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference is to an Article, Section, Exhibit, or Schedule to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” when used in this Agreement are deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party includes such Party’s predecessors, successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder, as of the Effective Date or the Closing Date (as defined below), as applicable. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement does not apply to the construction and interpretation hereof.

ARTCILE II

PURCHASE AND SALE
2.1    Membership Units. Subject to the terms and conditions of this Agreement, on the Closing Date Company shall issue and sell to Purchaser, and Purchaser shall subscribe for and purchase from Company 19.9 Membership Units of Company (the “Units”), free of all Liens (except as expressly set forth in the Operating Agreement).

2.2    Purchase Price. The aggregate purchase price for the Units is nineteen million four hundred thousand U.S. dollars (US$19,400,000) (the “Purchase Price”).

2.3    Use of Proceeds. Company shall not transfer to Caladrius or its Affiliates a part of the Purchase Price in excess of the amount of fifteen million U.S. dollars (US$15,000,000) (whether by capital distribution, loan reimbursement, or any other method), without Purchaser’s prior written consent. Company shall use the remaining portion of the Purchase Price not so transferred to Caladrius for working capital and other general corporate purposes in accordance with the Business Plan.

ARTICLE III

CLOSING
3.1    Closing Date. The closing of the issuance and purchase of the Units under this Agreement (the “Closing”) is to take place automatically, and without any further action of any of the Parties hereto, upon (i) the execution of this Agreement and (ii) the receipt of the Purchase Price by the Company pursuant to the Escrow Agreement and the related Joint Instructions (as such term is defined in the Escrow Agreement) (the “Closing Date”).

3.2    Conditions Precedent to Closing.
(a)    Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to purchase the Units at the Closing is subject to the satisfaction (or waiver by Purchaser), on or prior to the Effective Date, of each of the following conditions:

(i)	each of the representations and warranties of Company and Caladrius contained in this Agreement must have been true and correct as of the Effective Date and must be true and correct as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to a particular date, in which case they must have been true and correct as of such date;

(ii)	Company and Caladrius must have performed and complied with all agreements, obligations, covenants, and conditions herein required to be performed or observed by them on or before the Closing;

(iii)	no Material Adverse Change must have occurred, whether or not resulting from a misrepresentation or a breach in an any warranty or covenant contained herein;

(iv)	no Proceeding must have been commenced against any Party seeking to restrain or delay the purchase and sale of the Units or the other transactions contemplated by the Transaction Agreements;

(v)
Company and Caladrius must have obtained all approvals and consents of third parties (including, but not limited to, Governmental Authorities) required to be obtained by Company or Caladrius prior to the Closing in connection with its execution, delivery, and performance of the Transaction Agreements, including consents, waivers and/or approvals under each of the following Contracts: the Oxford Loan Agreement;

(vi)
all required corporate actions of Company and Caladrius for the transaction required by this Agreement must have been duly completed by Company and Caladrius, as applicable, and must be reasonably satisfactory in form and substance to Purchaser;

(vii)	Company and Robert A. Preti (“Executive”) must have entered into the restated employment agreement in the form attached hereto as Exhibit D (the “Executive Employment Agreement”);

(viii)
Company, Caladrius and Caladrius’ Subsidiaries must have entered into the Intellectual Property Assignment Agreement in the form attached hereto as Exhibit E (the “Intellectual Property Assignment Agreement”);

(ix)	Purchaser must have completed and must be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, Company;

(x)
Purchaser shall have received a closing certificate executed by Company and Caladrius, in which Company and Caladrius certify that all of the conditions precedent in (i), (ii) and (iii) of this Section 3.2(a) have been satisfied

(xi)
Purchaser shall have received a certificate executed by the Secretary of Caladrius certifying (A) the Operating Agreement, (B) the Certificate of Formation, and (C) the resolutions of the sole member of Company authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (including the issuance of the Units and the admission of Purchaser as a member of Company) and approving the Business Plan;

(xii)	Purchaser shall have received each of the Ancillary Agreements to which Caladrius or Company is a party duly executed by Caladrius or Company, as appropriate;

(xiii)
Purchaser shall have received a copy of the certificate of good standing of Company issued on the Closing Date by the Secretary of State (or comparable officer) of Delaware; and of each jurisdiction in which Company is qualified to do business;

(xiv)
Purchaser shall have received evidence, which must be reasonably satisfactory in form and substance to Purchaser, that prior to or effective upon the Closing Date: (1) neither Company nor any of its Subsidiaries is (A) a party to or otherwise bound by the Oxford Loan Agreement, (B) subject to any Liabilities or other obligations under the Oxford Loan Agreement or (C) subject to any Liabilities or other obligations to Oxford or its Affiliates, including, without limitation, any such Liabilities to repay indebtedness, or obligations to provide any type of guaranty of indebtedness relating to the Oxford Loan Agreement; and (2) none of the assets of the Company or any of its Subsidiaries are subject to any Lien relating to the Oxford Loan Agreement

(xv)
all required corporate actions of Company and Caladrius for the adoption and approval of the Business Plan must have been duly completed by Company and Caladrius, as applicable, and must be satisfactory in form and substance to Purchaser;

(xvi)
Company and each current employee that develops or contributes to the development of Intellectual Property for Company must have entered into a restated proprietary information and invention assignment agreement in the forms attached hereto as Exhibit F-1 (to be used for California employees) or Exhibit F-2 (to be used for New Jersey employees) (together, the “Restated Invention Assignment Agreements”);

(xvii)	Purchaser shall have received such other documents as reasonably requested by Purchaser.

(b)    Conditions Precedent to Obligations of Company. The obligations of Company to issue and sell the Units to Purchaser at the Closing is subject to the satisfaction (or waiver by Company), on or prior to the Effective Date, of each of the following conditions:

(i)
each of the representations and warranties of Purchaser contained in this Agreement must have been true and correct as of the Effective Date and must be true and correct as of the Closing Date as though made at and as of such date, except to the extent that they expressly refer to a particular date, in which case they must have been true and correct as of such date;

(ii)	Purchaser must have performed and complied with all agreements, obligations, covenants, and conditions herein required to be performed or observed by it on or before the Closing;

(iii)	no Proceeding must have been commenced against any Party seeking to restrain or delay the purchase and sale of the Units or the other transactions contemplated by the Transaction Agreements; and

(iv)
Purchaser must have obtained all approvals and consents of third parties (including Governmental Authorities) required to be obtained by Purchaser prior to the Closing in connection with its execution, delivery, and performance of the Transaction Agreements

(v)	Company shall have received each of the Ancillary Agreements to which Purchaser is a party duly executed by Purchaser;

(vi)	Company shall have received from Purchaser a properly completed U.S. Internal Revenue Service Tax Form W-9;

(vii)	Company shall have received such other documents as reasonably requested by Company; and

(viii)
Company shall have received the Purchase Price by wire transfer of immediately available U.S.-denominated funds pursuant to the Escrow Agreement and the Joint Instructions to the bank account separately designated by Company in writing.

3.3    Closing Actions. Upon the receipt of the Purchase Price, Company shall deliver or cause to be delivered to Purchaser a receipt for the Purchase Price.

3.4    Admission as Member. Immediately upon the Closing, Purchaser shall be admitted to Company as a member, and Company shall promptly make appropriate entries in the books and records of Company to reflect such admission.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY
AND CALADRIUS
4.1    Representations and Warranties of Caladrius. Caladrius hereby represents and warrants to Purchaser that the statements contained in Schedule 4.1 are true, correct, and complete as of the Effective Date and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 4.1).

4.2    Representations and Warranties of Company and Caladrius. Company and Caladrius jointly and severally represent and warrant to Purchaser that the statements contained in Schedule 4.2 are true, correct, and complete as of the Effective Date and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 4.2), except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”).

4.3    Disclosure Schedule. Nothing in the Disclosure Schedule is deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty specifically concerns the existence of the document or other item itself. Company shall arrange the Disclosure Schedule in paragraphs corresponding to the lettered and numbered paragraphs contained in Schedule 4.2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Company that the statements contained in Schedule 5.1 are true, correct, and complete as of the Effective Date and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Schedule 5.1).

ARTICLE VI

RESERVED
ARTICLE VII

POST-CLOSING COVENANTS
7.1    Oxford Loan Repayment. Within 30 days following the Closing Date, Company and Caladrius shall repay and satisfy, to the extent required by Oxford, fees, costs, expenses, Liabilities and other obligations of Company, Caladrius and each of their Subsidiaries owing to Oxford and its Affiliates, under the Oxford Loan Agreement (the “Oxford Loan Repayment Obligation”).

7.2    Employee Invention Assignment Agreements. Within 30 days following the Closing Date, Company and each employee that did not execute a Restated Invention Assignment Agreement prior to Closing shall have executed a Restated Invention Assignment Agreement, as modified only as necessary to reflect the fact that such agreement is being executed following the Closing.

7.3    International Investment and Trade Services Survey Act. To the extent legally required, Company shall, and shall cause each Subsidiary of Company to, promptly execute and file, or join in the execution and filing of, any report, application, notification or other document that may be required under the International Investment and Trade in Services Survey Act (Title 22 of the United States Code, Chapter 46, §§3101-3108) in connection with the consummation of the purchase and sale of the Units and the other transactions contemplated by this Agreement.

7.4    Trademarks. Within thirty (30) days following the Closing, Caladrius shall execute all documents, papers, forms and authorizations; make all necessary recordings and filings with all applicable Governmental Authorities; and take such other actions as are necessary to effectuate the transfer of ownership and control of the Assigned Trademarks (as such term is defined in the Intellectual Property Assignment Agreement).

ARTICLE VIII

INDEMNIFICATION
8.1    Survival.
(a)    Generally. Except as set forth in Section 8.1(b), all representations and warran-ties of Company and Caladrius contained in this Agreement, or in any Schedule, certificate, or other document delivered pursuant to this Agreement, survive the Closing for a period of twelve (12) months. All representations and warranties of Purchaser contained in this Agreement, in any Schedule, certificate, or other document delivered pursuant to this Agreement, expire and are of no further force and effect as of the Closing.

(b)    Specifically. The representations and warranties of (i) Caladrius contained in Schedule 4.1(a) (Organization), 4.1(b) (Authorization of Transaction), and 4.1(d) (Brokers); and (ii) Company and Caladrius contained in Sections 4.2(a) (Organization and Good Standing), 4.2(e) (Capitalization), 4.2(c) (Authorization of Transaction), and 4.2(gg) (Brokers), in each case, survive the Closing indefi-nitely. The representations and warranties of Company and Caladrius contained in Schedule 4.2(n) (Taxes) and 4.2(o) (Employee Benefits) survive the Closing until 60 days after the expiration of the applicable sta-tute of limitations period (after giving effect to any waivers and extensions thereof).

(c)    Covenants. The covenants and agreements that, by their terms, do not contem-plate performance after the Closing Date expire and are of no further force or effect as of the Closing. The covenants and agreements that, by their terms, contemplate performance after the Closing Date survive the Closing in accordance with their terms until 60 days fol-lowing the expiration of any applicable statute of limitations.

(d)    Applicable Survival Period. The period for which a representation or warranty, covenant, or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim (as defined below)

for indemnifi-cation under Section 8.2 is given within the Applicable Survival Period, the representation or warranty, covenant, or agree-ment that is the subject of such indemnification claim (whether or not formal legal action has been commenced based upon such claim) survives with respect to such claim until such claim is finally resolved.

8.2        Indemnification. From and after the Effective Date, Company and Caladrius shall jointly and severally indemnify and hold harmless Purchaser, Purchaser’s Affiliates, and their respective officers, directors, shareholders, employees, and other representatives (each, a “Purchaser Indemnitee”), against all causes of action, claims, liabilities, and losses (collectively, “Losses”) paid, incurred, or sustained by any Purchaser Indemnitee, arising from, relating to, or in connection with:

(a)    any failure of any representation or warranty made by Company or Caladrius in this Agreement (as modified by the Disclosure Schedule) or the Disclosure Schedule to be true and correct as of the Effective Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (or, in the case of representations and warranties that by their terms speak only as of a specific date or dates, as of such date);

(b)    any failure of any certification, representation, or warranty made by Company or Caladrius in the certificates delivered to Purchaser pursuant to Section 3.2(a)(x) and Section 3.2(a)(xi) to be true and correct as of the date such certificate is delivered to Purchaser;

(c)    any failure by Company or Caladrius to perform or comply with any covenant applicable to it contained in this Agreement;

(d)    any fees, expenses, or other payments incurred or owed by Company or Caladrius, or any of their Affiliates to any agent, broker, investment banker, or other Person retained or employed by it in connection with the transactions contemplated by this Agreement; and

(e)    fraud or intentional misrepresentation by or on behalf of Company or Caladrius.

8.3    Limitation of Liabilities.

(a)    Basket. No Purchaser Indemnitee may make a claim for indemnification pursuant to Section 8.2 unless and until the aggregate amount of all Losses that the Purchaser Indemnitees (the “Indemnified Party”) are entitled to claim against the other Party (“Indemnifying Party”) under Section 8.2 exceeds one hundred and twenty-five thousand U.S. dollars (US$125,000) (the “Basket”), and once such Basket has been reached, the Indemnified Party is entitled to recover the entire amount of Losses from the first dollar; provided however, that claims for indemnification resulting from a breach of the representation in Schedule 4.2(n)(viii) shall not be subject to the Basket and a Purchaser may make a claim for indemnification as a result of such breach irrespective of the amount of Losses.

(b)    Cap. The maximum amount that an Indemnified Party may recover under a claim made pursuant to Section 8.2(i) is limited to the Purchase Price.

(c)    Exception to Limitations. Notwithstanding the foregoing, the limitations in this Section 8.3 do not apply to any claim involving fraud or intentional misrepresentation.

8.4    Claim Notice; Time Limits. When any claim arises for indemnification under this ARTICLE VIII, the Indemnified Party in such case shall promptly deliver to the Indemnifying Party a written notice detailing the nature of such claim (a “Claim Notice”). The Claim Notice must set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate, for clarity, is not conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnifying Party has 30 days from receipt of such Claim Notice to dispute the claim and shall reason-ably cooperate and assist the Indemnified Party in determining the validity of the claim for indemnity. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within 30 days after its receipt of the Claim Notice, the claim specified in such Claim Notice shall be conclusively deemed to be a Loss subject to indemnification hereunder.

8.5    Resolution of Objections to Claims.
(a)Objection. If the Indemnifying Party objects in writing to any claim specified in a Claim Notice, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 45 days after Indemnified Party’s receipt of such written objection to resolve such objection. If the Indemnifying Party and the Indemnified Party so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnifying Party and the Indemnified Party.

(b)If no such agreement can be reached during the aforementioned 45-day period for good faith negotiation, then in any event upon the expiration of such 45-day period either the Indemnifying Party or the Indemnified Party may bring an arbitration in accordance with Section 10.7(b) to resolve the matter.

8.6    Effect of Investigation; Waiver.

(a)    Effect of Knowledge. The Indemnified Party’s right to indemnification or other remedies based upon the representations and warranties, covenants, and agreements of the Indemnifying Party are not affected by any investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties, covenants, and agreements are not affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. The Parties agree that the representations and warranties contained herein are bargained-for terms of this Agreement and that any investigation by the Indemnified Party is for its own protection only and does not affect or impair any right or remedy hereunder.

(b)    Waiver. Each of Caladrius and Company acknowledges and agrees that, upon and following the Closing, Company has no liability or obligation to indemnify, save, or hold harmless Caladrius, and may not otherwise pay, reimburse, or make Caladrius whole, for or on account of any indemnification or other claims made by any Purchaser Indemnitee hereunder. Caladrius has no right of contribution against Company with respect to any such indemnification or other claim.

8.7    Third-Party Claims. Subject to Section 8.4, if the Indemnified Party delivers a Claim Notice to the Indemnifying Party in respect of a claim by a third party against the Indemnified Party (a “Third-Party Claim”), the Indemnifying Party may, at its expense, participate in, but may not determine or conduct, the defense of such Third-Party Claim (which participation includes participation in settlement discussions). The Indemnified Party may, in its sole discretion, conduct the defense of and settle any such Third-Party Claim; provided, that, in the absence of the consent of the Indemnifying Party (such consent not to be unreasonably withheld), (i) no settlement of any such Third-Party Claim shall be determinative of the amount of Losses (if any) for which the Indemnified Party is entitled to be indemnified with respect to such Third-Party Claim, and (ii) no such settlement shall be binding in any way on the Indemnifying Party or any of its Affiliates. If the Indemnifying Party has consented to any such settlement, the Indemnifying Party has no power or authority to object under any provision of this ARTICLE VIII to the amount of any claim by the Indemnified Party with respect to such settlement.

ARTICLE IX

CONFIDENTIALITY
9.1    Confidentiality. Each Party shall, and shall cause its Affiliates, officers, directors, employees, agents, and other representatives to, keep confidential, and not use or disclose in any manner (including by making a press release or any other announcement), (i) any matters relating to this Agreement (including the existence and terms and conditions of this Agreement) or the transactions contemplated by this Agreement; or (ii) any proprietary and non-public information, in any form, relating to the other Parties (together with the information described in clause (i) above, the (“Confidential Information”); provided, however, that each Party may disclose such information (x) to its officers, directors, members, managers, employees, investment bankers, accountants, attorneys, and agents whose duties require them to know such information in connection with this Agreement and the transactions contemplated hereby (provided that such Persons agree to maintain the confidentiality of such information in accordance herewith); (y) to any Affiliate in the ordinary course of business (provided that such Affiliate agrees to maintain the confidentiality of such information in accordance herewith or is already subject to substantially similar confidentiality restrictions as set forth herein); or (z) as may be required by Law or Order (provided that the disclosing Party gives the other Parties reasonable prior opportunity to comment upon such disclosure to the extent permitted by Law and agrees to cooperate to take reasonable steps to minimize the extent of any such required disclosure); provided further, Caladrius may disclose information relating to Company to the extent required under Law (as determined by Caladrius in its sole discretion) in connection with reports, registration statements, prospectuses, proxy statements and other documents it files with the SEC.

9.2    Exceptions. The term “Confidential Information” does not include information that (i) was in the public domain prior to the time it was furnished to recipient or is at the time of the alleged breach (through no willful or improper action or inaction by such recipient) generally available to the public, (ii) was or becomes available to a Party on a non-confidential basis from a source other than one of the other Parties or its Affiliates, provided such other source not be known by the Party to be bound by a confidentiality obligation to the other Parties, (iii) is lawfully known to a Party prior to disclosure of the Confidential Information by the other Parties, or (iv) is independently developed by a Party without any use of any Confidential Information disclosed by the other Parties.

ARTICLE X

GENERAL PROVISIONS
10.1    Amendment and Waiver. This Agreement may not be amended, supplemented, or otherwise modified except by a writing duly executed by the Parties. Any Party may, to the extent legally allowed, waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate, or document delivered pursuant hereto.

10.2    Binding Effect; Assignment. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, no Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties, except that Purchaser may assign this Agreement to any one of its Affiliates upon prior written notice to Company (but, notwithstanding any such assignment, Purchaser shall continue to be obligated to perform the provisions hereof relating to Purchaser).

10.3    Severability. The invalidity of any provision of this Agreement or portion of a provision does not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

10.4    Entire Agreement. This Agreement and the other Transaction Agreements constitute the full and entire agreement among the Parties with respect to the subject matter herein contained and supersede any and all prior Contracts, whether written or oral, that may exist among the Parties with respect to the subject matter herein contained.

10.5    Notice. All notices, requests, claims, demands, and other communications hereunder must be in writing and shall be deemed effectively given or made upon the earliest to occur of (i) actual receipt, or (ii) delivery in person to the Party to be notified, or (iii) one Business Day after deposit with a nationally recognized courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section):

To Purchaser:

Hitachi Chemical Co. America, Ltd.
2150 North First Street Suite #350
San Jose, CA 95131
Attn.: Chief Financial Officer

with a copy to:

Hitachi Chemical Co., Ltd.
9-2, Marunouchi 1-chome,
Chiyoda-ku, Tokyo 100-6606, Japan
Attn.: Division Manager of Legal Division

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention: Ralph M. Pais, Esq. and Sam Angus, Esq.

Nagashima Ohno & Tsunematsu
JP Tower, 2-7-2, Marunouchi,
Chiyoda-ku, Tokyo 100-7036, Japan
Attention: Soichiro Fujiwara, Esq.

To Caladrius:

Caladrius Biosciences, Inc.
420 Lexington Ave, Suite 350
New York, New York 10170
Attn.: General Counsel

with a copy (which shall not constitute notice) to:

If prior to May 1, 2016
Neil A. Torpey, Esq.
Paul Hastings LLP
75 E. 55th Street
New York, NY 10022

If on or following May 1, 2016
Neil A. Torpey, Esq.
Paul Hastings LLP
200 Park Avenue
New York, NY 10166

To Company:

PCT, LLC, a Caladrius Company
Caladrius Biosciences, Inc.
420 Lexington Ave, Suite 350
New York, New York 10170
Attn.: General Counsel

with a copy (which shall not constitute notice) to:

Neil A. Torpey, Esq.
Paul Hastings LLP
75 E. 55th Street
New York, NY 10022
10.6    Governing Law. This Agreement is governed by and construed in accordance with the laws of Delaware, without regard to conflicts of law principles.

10.7    Dispute Resolution.

(a)    Good Faith Discussions. Except as provided in Section 8.5, any dispute arises in connection with this Agreement, the Parties shall attempt, in fair dealing and in good faith, to settle such dispute through mutual discussions within a period of 60 days. If the Parties are not able to reach an amicable settlement within such time period, then either Party may, by written notification to the other Parties, require that the dispute be submitted for resolution pursuant to the provisions of Section 10.7(b).

(b)    Arbitration. All disputes in connection with this Agreement that are not settled pursuant to Section 8.5 or Section 10.7(a), including any question regarding the existence, validity, or termination or any subsequent amendment of this Agreement, and all claims in connection with it in respect of which no dispute exists but that require enforcement, are to be finally resolved in New York City, New York by and in accordance with the arbitration rules, then in effect, of the International Chamber of Commerce (the “Rules”) without recourse to the ordinary courts of Law. The arbitral tribunal is to consist of three arbitrators to be chosen in accordance with the Rules. The language to be used in the arbitration proceedings is to be English. Any Party may, at its own expense, provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal. Judgment on any award may be entered in any court having jurisdiction over a Party or its assets or business.

(c)Tolling. All applicable statutes of limitation are to be tolled while the procedures specified in this Section 10.7 are pending. The Parties shall take such action, if any, required to effectuate such tolling.

10.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and all such counterparts constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.9    Costs and Expenses. The Parties shall each bear their own respective costs and expenses (including legal fees) incurred in connection with this Agreement, the transactions contemplated herein, and any related agreements.

10.10    Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party is entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

10.11    Language. This Agreement is made in the English language, which is the controlling language hereof, and any translation of this Agreement into a language other than English has no validity or effect in construing the terms and conditions hereof or the rights and obligations of the Parties hereunder.

10.12    Headings. The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

10.13    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party, upon any breach or default of any other Party, impairs any such right, power, or remedy of such non-breaching or non-defaulting Party nor may it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor may any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and is effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, are cumulative and not alternative.

10.14    No Commitment for Additional Financing. Company acknowledges and agrees that Purchaser has not made any representation, undertaking, commitment, or agreement to provide or assist Company in obtaining any financing, investment, or other assistance, other than the purchase of the Units as set forth herein and subject to the conditions set forth herein. In addition, Company acknowledges and agrees that (i) no statements, whether written or oral, made by Purchaser or its representatives on or after the Effective Date create any obligation, commitment, or agreement to provide or assist Company in obtaining any financing or investment, (ii) Company may not rely on any such statement by Purchaser or its representatives, and (iii) an obligation, commitment, or agreement to provide or assist Company in obtaining any financing or investment may only be created by a written agreement, signed by Purchaser and Company, setting forth the terms and conditions of such financing or investment and stating that the Parties intend for such writing to be a binding obligation or agreement. Purchaser may, in its sole and absolute discretion, refuse or decline to participate in any other financing of or investment in Company, and has no obligation to assist or cooperate with Company in obtaining any financing, investment, or other assistance.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on the Effective Date.
COMPANY:
PCT, LLC, A CALADRIUS COMPANY, a Delaware limited liability company

By:
Robert A. Preti, President

CALADRIUS:
CALADRIUS BIOSCIENCES, INC., a Delaware corporation

By:
David J. Mazzo, Chief Executive Officer

PURCHASER:
HITACHI CHEMICAL CO. AMERICA, LTD., a New York corporation

By:
Name:
Title:

Schedule 4.1
Representations and Warranties Concerning Caladrius
(a)Organization. Caladrius is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. There is no pending or, to Caladrius’s Knowledge, threatened, Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Caladrius, whether voluntary or involuntary.

(b)Authorization of Transaction. Caladrius has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Transaction Agreements, when executed and delivered by Caladrius, will constitute the valid and legally binding obligation of Caladrius, enforceable in accordance with their respective terms. Caladrius is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, other than filings required by the rules of the U.S. Securities and Exchange Commission (the “SEC”). All corporate action required to be taken by Caladrius’s directors, stockholders, and officers necessary for the execution, delivery, and performance of the Transaction Agreements, and the issuance of the Units, has been taken or will be taken prior to the Closing.

(c)Non-contravention. Neither the execution and the delivery of the Transaction Agreements, nor the consummation of the transactions contemplated thereby, will (i) violate any Law or Order or other restriction of any Governmental Authority to which Caladrius is subject or any provision of its articles of incorporation, bylaws, or other governing documents or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by the Transaction Agreements or to exercise any remedy, obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Caladrius is a party, a beneficiary, or by which it is bound or to which any of its assets is subject, or (iii) result in, or constitute an event that results in, the creation of a Lien.

(d)Brokers. No financial advisor, broker, or finder is entitled to any broker's, finder's, investment banking, or similar fees, commissions, or expenses in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Caladrius or Company, other than those that will be paid solely by Caladrius.

Schedule 4.2
Representations and Warranties Concerning Company
For purposes of these representations and warranties in this Schedule 4.2 (other than those in Schedules 4.2(a), (c), (e), (f), (h) and (k)), the term “the Company” shall include each Subsidiary of the Company, unless otherwise noted herein.
(a)Organization and Good Standing. Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted and as proposed to be conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Material Contracts. Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Company has delivered to Purchaser a copy of Company’s certificate of formation and operating agreement, in effect as of the Effective Date and as of the Closing Date.

(b)Compliance with Other Instruments. Company is not in violation or default (i) of any provisions of its Certificate of Formation or operating agreement, (ii) of any Order, (iii) under any note, indenture, or mortgage, or (iv) under any Contract to which it is a party or by which it is bound that is required to be listed in the Disclosure Schedule.

(c)Authorization of Transaction. Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Transaction Agreements, when executed and delivered by Company, will constitute the valid and legally binding obligation of Company, enforceable in accordance with their respective terms. All corporate action required to be taken by Company’s members, managers, and officers necessary for the execution, delivery, and performance of the Transaction Agreements, and the issuance of the Units, has been taken or will be taken prior to the Closing.

(d)Non-contravention. Neither the execution and the delivery of the Transaction Agreements, nor the consummation of the transactions contemplated thereby, will (i) violate any Law or Order or other restriction of any Governmental Authority to which Company is subject or any provision of its certificate of formation or other governing documents or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by the Transaction Agreements or to exercise any remedy, obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Company is a party, a beneficiary, or by which it is bound or to which any of its assets is subject, or (iii) result in, or constitute an event that results in, the creation of a Lien.

(e)Capitalization.

(i) Immediately prior to the Closing, Caladrius beneficially and of record owns 100% of the Equity Interests in Company, free of all Liens. All of such Equity Interests in Company outstanding immediately prior to the Closing have been duly authorized, and are validly issued, fully-paid and non-assessable. There are no, and there have not been any, other owners of Equity Interests in Company since the Acquisition Date.

(ii) Except as contemplated by this Agreement and the Operating Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, or other Contracts or rights that could require Company to issue, sell, or otherwise cause to become outstanding any other Equity Interests in Company.

(iii)On the Closing Date, the Units issued to Purchaser will be duly authorized, validly issued, fully paid, and free of Liens (except as expressly set forth in the Operating Agreement). The Units will not, at Closing, be the subject of any option to purchase, right of first refusal, or other Contract creating any rights whatsoever in the Units in any Person other than Purchaser, nor are there any statutory or contractual preemptive rights or rights of first refusal or other similar restrictions with respect to the purchase and sale of the Units hereunder, except, in each case, as expressly set forth in the Operating Agreement.

(iv)Schedule 4.2(e)(iv) of the Disclosure Schedule sets forth all of the authorized and outstanding Equity Interests of Company as of the moment immediately following the Closing. The rights, preferences, privileges, and restrictions of each of the Equity Interests in Company are as stated in the Operating Agreement. Except as expressly set forth in the Operating Agreement, there are no agreements or understandings with respect to the voting, transfer, issuance, sale, redemption, transfer, or other disposition of the Equity Interests in Company.

(f)Financial Statements. Company has delivered to Purchaser:

(i) the unaudited (subject to final opinion of the auditor) carve out balance sheets of Company as of December 31, 2015 (the “Balance Sheet Date”), December 31, 2014 and December 31, 2013 and the related unaudited carve out statements of operations, statements of invested capital, and statement of cash flows for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013. Such financial statements and notes fairly present the financial condition and the results of operations, changes in member capital accounts, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles (“GAAP”). The financial statements referred to in this Section 4.2(f) (the “Financial Statements”) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Except as set forth in the Financial Statements, Company has no material liabilities or obligations, contingent or otherwise, other than (x) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (y) obligations under contracts and commitments incurred in the ordinary course of business; and (z) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, that, in all such cases, individually and in the aggregate would not have a Material Adverse Change. Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(ii)adjusted carve out financial statements prepared by management to more appropriately reflect the actual historical result of operations (balance sheets, income statements and cash flows) with allocated cost associated with support by Caladrius.

(g)Govermental Consents and Filings. Company is not required to give any notice to, make any filing, or obtain any registration, qualification, or declaration with, or obtain any authorization, consent, Order, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, other than the filing of a Form D pursuant to Regulation D under the Securities Act of 1933, as amended (the “Act”). Under the circumstances contemplated by this Agreement, the offer, issuance, sale, and delivery of the Units (i) will not, under current Law, require compliance with the prospectus delivery or registration requirements in the Act and (ii) will be issued in compliance with all applicable federal and state securities Laws. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Act (a “Disqualification Event”) is applicable to Company or, to the Knowledge of Caladrius or Company, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

(h)Books and Records. The Operating Agreement and Certificate of Formation of Company are in the form provided to Purchaser. The books of account, minute books, and other records of meetings and written consents of the members of Company, records regarding the transfers of Equity Interests, records showing the Equity Interests of Company and other records of Company, all of which have been disclosed and provided to Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Since the Acquisition Date, no meeting of the Company’s members, managers, or committees of the managers has been held. The minutes books of the board of directors of Caladrius (the “Caladrius Board”) contains accurate and complete records of all meetings held of, and action taken by, the Caladrius Board that relate to the Company since the Acquisition Date (the “Company-Related Caladrius Minutes”), and, since the Acquisition Date, no such meeting of the Caladrius Board has been held for which minutes have not been prepared. Company has delivered to Purchaser copies of all of the Company-Related Caladrius Minutes and has redacted only those portions of such minutes that (i) relate to matters other than the Company or (ii) contain confidential information relating to (a) the acquisition of, or investments in, Caladrius or Company and (b) potential strategic relationships with Caladrius or Company.

(i)Title to Properties; Liens. The Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, and other interests therein owned by Company. Company has delivered to Purchaser copies of the deeds and other instruments (as recorded) by which Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Caladrius or Company and relating to such property or interests. Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) it purports to own as reflected as owned in the books and records of Company, including all of the properties and assets reflected on the Company’s balance sheet as of the Balance Sheet Date (the “Balance Sheet”), and all of the properties and assets purchased or otherwise acquired by Company since the Balance Sheet Date (except for personal property acquired and sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in the Disclosure Schedule. All properties and assets that Company owns are free of all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) Liens that arise in the ordinary course of business that do not materially impair Company’s ownership or use of such properties or assets, and (iii) Liens for current Taxes not yet due. All buildings, plants, and structures owned by Company lie wholly within the boundaries of the real property owned by Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. With respect to the properties and assets it leases, Company is in compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any Liens other than those of the lessors of such property or assets.

(j)Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of Company are sufficient for the continued conduct of the business of Company after the Closing in substantially the same manner as conducted prior to the Closing and as proposed to be conducted.

(k)Accounts Receivable. All accounts receivable of Company that are reflected on the Balance Sheet or the accounting records of Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the accounting records of Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the date on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable. None of the Accounts Receivable is contingent upon the performance by Company of any material obligation or Contract, and no Contract for material deduction or material discount has been made with respect to any of such Accounts Receivable.

(l)Inventory. All inventory of Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of Company as of the Closing Date, as the case may be. All inventories are valued at the lower of cost or net realizable value.

(m)No Undisclosed Liabilities. Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

(n)Taxes.

(i)    Company has filed or caused to be filed all material Tax returns that are or were required to be filed by or with respect to it pursuant to applicable Law. All such Tax returns were correct and complete in all material respects. Company has delivered to Purchaser correct and complete copies of all such Tax returns relating to income or franchise taxes filed since January 1, 2012. Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax returns or otherwise, or pursuant to any assessment received by Company, except such Taxes, if any, as are listed in the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.
(ii)     Through the VDR, Company has provided Purchaser with access to all Tax returns filed since January 1, 2012 that have been audited. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in the Disclosure Schedule, are being contested in good faith by appropriate Proceedings. Except as disclosed in the VDR, Company has not been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Company or for which Company may be liable.
(iii)     Except as disclosed in the Balance Sheet or in the Disclosure Schedule, there is no material dispute or claim concerning any Taxes of Company either (x) claimed or raised by any Governmental Authority in writing or (y) as to which Caladrius or Company has Knowledge based upon contact with any agent of such Governmental Authority.

(iv)    The unpaid Taxes of Company do not exceed by any material amount the charges, accruals, and reserves with respect to Taxes on the Balance Sheet and will not exceed by any material amount such charges, accruals and reserves as adjusted for operations and transactions through the Closing Date.
(v)    All Taxes that Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.
(vi)    There is no Tax sharing agreement that will require any payment by Company after the Effective Date.
(vii)    There are no Liens for Taxes upon any property of Company except for Liens for current Taxes not yet due and payable.
(viii)    There are no Liabilities for sales tax in the state of California for any period prior to the Closing Date.
(o)Employee Benefits.

(i)    The Disclosure Schedule contains a list, with respect to Company and any trade or business (whether or not incorporated) that is treated as a single employer with Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code of all of the plans, funds, policies, programs, arrangements, and understandings to which any employee of Company (or any dependent or beneficiary of any such employee) might be or become entitled to: (1) material retirement or profit-sharing or stock bonus benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation, or bonus awards; (4) health care benefits; (5) disability income or wage continuation benefits; (6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay; (9) any type of benefit offered under any arrangement subject to characterization as an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or (10) material benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits and to which Company is a party or by which Company is bound (collectively referred to as the "Employee Benefit Plans"). Company has not received any written notice of noncompliance, and Company is in material compliance with all terms of the Employee Benefit Plans and with ERISA and all other applicable Laws as they affect Company and its employees. Company has not received written notice of, and to the best of Caladrius’s and Company’s Knowledge there are no, claims or defaults, nor are there any facts or conditions that if continued, or on notice, will result in a default under any of the Employee Benefit Plans.
(ii)    Neither Company nor any ERISA Affiliate has failed to make any required contributions and none of them has any liability to any such Employee Benefit Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and each has complied in all material respects with all applicable Laws for any such Employee Benefit Plan.
(iii)     Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Company makes, is obligated to make, or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the Knowledge of Caladrius and Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
(p)Compliance with Law; Governmental Authorizations. To the extent the representations and warranties in this section relate to facts or events arising prior to the Acquisition Date, each such representation or warranty will be limited to the Knowledge of Caladrius.

(i)    Company is, and at all times since its formation has been, in material compliance with all Laws that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.
(ii)    No event has occurred or circumstance exists that (with or without notice or lapse of time) (1) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Law or (2) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(iii)    Company has not received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (2) any actual, alleged, possible, or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(iv)    The Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is held by Company or that otherwise relates to, or is necessary for, the business of, and any of the assets owned or used by, Company. Each Governmental Authorization listed or required to be listed in the Disclosure Schedule is valid and in full force and effect.
(v)    Company is, and at all times since its formation has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Schedule.
(vi)    No event has occurred or circumstance exists that may (with or without notice or lapse of time) (1) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in the Disclosure Schedule, or (2) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in the Disclosure Schedule.
(vii)    Company has not received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (1) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.
(viii)    All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority.
(ix)    The Governmental Authorizations listed in the Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to permit Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit Company to own and use its assets in the manner in which it currently owns and uses such assets.
(q)Legal Proceedings; Orders.

(i)    There is no pending Proceeding that has been commenced by, and to the Knowledge of Caladrius and Company, no such Proceeding has been threatened (a) against Company or any member (but only to the extent it relates to Company’s Business) manager, officer, or Key Employee of Company, (b) that otherwise relates to or may affect the business of, or any of the assets owned or used by, Company, or (c) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated under this Agreement. To the Knowledge of Caladrius and Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. There is no Proceeding by Company or that Company intends to initiate. The foregoing includes, without limitation, Proceedings pending or threatened in writing (or any basis therefor known to Company) involving the prior employment of any of Company’s employees, their services provided in connection with Company’s business, any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
(ii)     There is no Order to which Company, or any of the assets owned or used by Company, is subject.
(iii) To the Knowledge of Caladrius and Company, no officer, manager, agent, or employee of Company is subject to any Order that prohibits such Person from engaging in or continuing any conduct, activity, or practice relating to the business of Company.
(r)Absence of Certain Changes and Events. Since the Balance Sheet Date, Company has conducted its business only in the ordinary course of business and there has not been any:

(i)    transfer or change of record or beneficial ownership by any member of its interest or any other Equity Interest in Company, issuance of any Equity Interest in Company or grant of any option or right to purchase any Equity Interest in Company, admission or agreement to admit any new member to Company, grant of any purchase, redemption, retirement, or other acquisition by Company of any Equity Interest in Company, or any declaration, setting aside, payment of, agreement to pay, or other distribution in respect of any Equity Interest in Company;
(ii)    amendment to the certificate of formation or operating agreement of Company;

(iii)    payment or increase by Company of any bonuses, salaries, or other compensation to any member, manager, officer or (except in the ordinary course of business) employee of Company or entry into any employment, severance, or similar Contract with any such Person;
(iv)    adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of Company;
(v)    damage to or destruction or loss of any asset or property of Company, whether or not covered by insurance, that would have a Material Adverse Change;
(vi)    entry into, termination of, receipt of notice of termination of, or any material change to, any Material Contract;
(vii)    sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any other Lien on any material asset or property of Company, including the sale, lease, or other disposition of any of the Intellectual Property of Company;
(viii)     cancellation, waiver, or compromise of any claims or rights with a value to Company in excess of $100,000;
(ix)     material change in the accounting methods used by Company;
(x)    change in the assets, liabilities, financial condition, or operating results of Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Change;
(xi)     Material Adverse Change with respect to the Company;
(xii)     any satisfaction or discharge of any Lien or payment of any obligation by Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Change;
(xiii)     any resignation or termination of any member, manager, officer, or Key Employee of Company;
(xiv)     any loans or guaranties made by Company to or for the benefit of its employees, members, managers, officers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(xv)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Company;
(xvii)     to Caladrius’s and Company’s knowledge, any other event or condition of any character that could reasonably be expected to result in a Material Adverse Change; or
(xviii)     Contract, whether oral or written, by Company to do any of the foregoing.
(s)Material Contracts. The Disclosure Schedule contains a complete and accurate list (except where specific reference to a Contract is not required as set forth below) of all of the following existing Contracts to which Company is a party or to which Company or any of its assets is subject (the “Material Contracts”):

(i)     any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;
(ii)     any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $250,000, provided however, that customer Contracts entered into in the ordinary course of business consistent with past practice that, by their terms, do not permit disclosure to third parties may be listed on the Disclosure Schedule in a manner so as not to result in a breach of the confidentiality obligations set forth in such Contracts;

(iii)     any Contract concerning a partnership or joint venture;
(iv)     any Contract (or group of related Contracts) under which Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which Company has imposed a Lien on any of its material assets, tangible or intangible;
(v)     any Contract limiting the freedom of Company or any Subsidiary of Company to engage or participate, or compete with any other Person, in any line of business, market, or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing, or other exclusive rights, rights of refusal, rights of first negotiation, or similar rights, or terms to any Person, or any Contract otherwise limiting the right of Company or any Subsidiary of Company to sell, distribute, or manufacture any products or services, or to purchase or otherwise obtain any software, components, parts, subassemblies, or services;
(vi)     any Contract with Caladrius or its Affiliates;
(vii)     any Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, including any plan or arrangement for the benefit of its current or former managers, officers, and employees;
(viii)     any collective bargaining agreement;
(ix)     any Contract with Company for the employment of any individual on a full-time, part-time, consulting, or other basis providing a base salary in excess of $150,000 or providing severance benefits;
(x)     any Contract under which Company has advanced or lent any amount to any of its managers, officers, and employees outside the ordinary course of business or advanced or lent any other Person amounts in the aggregate exceeding $10,000;
(xi)     any Contract under which the consequences of a default or termination would lead to a Material Adverse Change;
(xii)    each power of attorney that is currently effective and outstanding;
(xiii)    each lease, rental or occupancy agreement, license, installment, and conditional sale agreement, and other applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);
(xiv)    each licensing agreement or other Contract with respect to Intellectual Property or Intellectual Property Rights owned by Company or used in, or necessary for, the operation of the business of Company, including Contracts with current or former employees, consultants, and contractors regarding the use, assignment, ownership, or non-disclosure of any of the Intellectual Property or Intellectual Property Rights, but excluding, in each case, Contracts for object code licenses for generally commercially available or off-the-shelf software that has not been modified;
(xv)     any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $250,000;
(xvi)     any agreement of indemnification or warranty not subject to a limitation of liability of Company of at least $250,000 or any Contract containing any support, maintenance, or service obligation or cost on the part of Company involving an amount in excess of $250,000;
(xvii)     any Contract with any Governmental Authority;
(xviii)     any confidentiality, secrecy, or non-disclosure Contract entered into subsequent to March 1, 2015 other than (i) any such Contract entered into with customers and distributors in the ordinary course of business consistent with past practice that does not contain any provision that would otherwise require disclosure pursuant to a provision of this Schedule 4.2(s) other than this clause (xviii) and (ii) any such Contract that, by its terms, does not permit disclosure to third parties and does not contain any provision that would otherwise require disclosure pursuant to a provision of this Schedule 4.2(s) other than this clause (xviii), in which case the Contracts referenced in the immediately preceding clause (ii) must be listed on the Disclosure

Schedule, but may be so listed in a manner so as not to result in a breach of the confidentiality obligations set forth in such Contracts; and
(xix)    any settlement agreement since Acquisition Date, provided however, that settlement agreements that, by their terms, do not permit disclosure to third parties may be listed on the Disclosure Schedule in a manner so as not to result in a breach of the confidentiality obligations set forth in such agreements.
Through the VDR, Company has provided Purchaser with access to a correct and complete copy of each written Material Contract (as amended to date) other than those Material Contracts for which disclosure is not required, as specified in this Schedule 4.2(s). With respect to each Material Contract, (1) the Contract is legal, valid, binding, enforceable, except to the extent limited by the availability of specific equitable remedies, or by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Laws of general application relating to or affecting the enforcement of creditor’s rights and in full force and effect; (2) to Caladrius’s and Company’s Knowledge, the Contract will continue to be legal, valid, binding, enforceable, except to the extent limited by the availability of specific equitable remedies, or by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Laws of general application relating to or affecting the enforcement of creditor’s rights and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (3) there exists no breach or event of default or event, occurrence, condition, or act with respect to Company, or to Caladrius’s and Company’s Knowledge, any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty, or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of Company under any Material Contract, or (D) the right to cancel, terminate, or modify any Material Contract; and (4) Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.
(t)Insurance.
(i)    The Disclosure Schedule sets forth (1) an accurate and complete list of each insurance policy and fidelity bond that covers Company or its business, properties, assets, managers, or employees (the “Policies”) and (2) a list of all pending claims and the claims history for Company during the current year and the preceding three years. Such Policies include all legally required workers’ compensation insurance and errors and omissions, casualty, fire, and general liability insurance. There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
(ii)     The Disclosure Schedule includes any self-insurance arrangement by or affecting Company, and describes the loss experience for all claims (if any) that were self-insured in the current year and the preceding two years.
(iii)     All Policies are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect following the Closing.
(iv)     All premiums due under the Policies have been paid or accrued for in full. Company has not received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of Company as a condition to the continuation of coverage under, or renewal of, any such Policy.
(u)Environmental and Health.

(i)     To Caladrius’s and Company’s Knowledge, (1) Company has obtained, and is in material compliance with, all Environmental and Health Permits required in connection with its operations the failure of which to obtain would lead to a Material Adverse Change; (2) all such Environmental and Health Permits are valid and in full force and effect, and all renewal applications for such Environmental and Health Permits have been timely filed with the appropriate Governmental Authority; (3) none of such Environmental and Health Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement; (4) Company has been, and is currently, in compliance with all Environmental and Health Laws; and (5) neither Caladrius nor Company has received notice alleging that Company is not in such compliance with Environmental and Health Laws.
(ii)     There are no pending or, to Caladrius’s of Company’s Knowledge, threatened, any Proceedings against Company under or relating to any Environmental and Health Law.
(iii)    Company is not subject to any Order relating to compliance with any Environmental and Health Law or to investigation or clean-up of a hazardous substance under any Environmental and Health Law. Company has not entered into any written agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law
(iv)     No Lien has been attached to, or asserted against, the assets, real property or rights of Company pursuant to any Environmental and Health Law, and no such Lien has been threatened; and, to Caladrius’s or Company’s Knowledge, there are no facts, circumstances, or other conditions that could be expected to give rise to any Liens on or affecting any of the foregoing.
(v)     There has been no treatment, storage, disposal, or release of any hazardous substance at, from, into, on, or under any real property or any other property currently or formerly owned, operated, or leased by Company, and no hazardous substances are present in, on, about, or migrating to or from any real property or any other property currently or formerly owned, operated, or leased by Company that would reasonably be expected to give rise to a Proceeding against Company under or relating to any Environmental and Health Law.
(vi)     Company has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations, and other documents, together with any amendments required to be made with respect thereto, that Company was required to file with any Governmental Authority, including any applicable federal regulatory authorities, and all such reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents were true, complete, and accurate in all material respects when filed, and Company has timely paid all Taxes, fees, and assessments due and payable in connection therewith.
(vii)     No person has filed or, to Caladrius’ or Company’s knowledge, has threatened to file against Company, an action under any federal or state whistleblower statute.
(v)Employees.
(i)    The Disclosure Schedule sets forth (1) a list of all managers, employees, individual contractors, and individual consultants of Company (including title and position) as of the Effective Date and (2) a detailed description of all compensation, including salary, bonus, severance obligations, and deferred compensation paid or payable for each officer, employee, consultant, and independent contractor of Company who received compensation in excess of $100,000 for the fiscal year ended December 31, 2015 or is anticipated to receive compensation in excess of $100,000 for the fiscal year ending December 31, 2016. The employment or engagement of all such Persons may be terminated by Company at any time with or without cause and without any severance or other liability to Company. Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(ii)     Company is not a party or subject to any labor union or collective bargaining agreement. There are no pending or, to Caladrius’s or Company’s Knowledge, threatened, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of Company. There is no unfair labor practice, charge, or complaint pending, unresolved or, to Caladrius’s or Company’s Knowledge, threatened before any Governmental Authority.
(iii)     Company is in material compliance with all applicable Law relating to anti-discrimination or equal employment opportunities, and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination, worker classification, collective bargaining, or benefits of any employee or other Person. Company has materially complied with all applicable Laws respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination, worker classification, collective bargaining, or benefits of any employee or other Person engaged by Company.
(iv)     Company has paid or properly accrued in the ordinary course of business all material amounts of wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses. Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.
(v)    No employee, officer, or manager of Company is a party to, or is otherwise bound by, any Order or Contract, including any confidentiality, noncompetition, or proprietary rights agreement, whether with Company or any other Person, that in any way adversely affects or will affect either such employee’s, officer’s, or manager’s ability to perform his or her duties owed to Company or the ability of Company to conduct its business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of Company’s business by the employees of Company, nor the conduct of Company’s business as now conducted and as presently proposed to be conducted, will, to Caladrius’s or Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant, or instrument under which any such employee is now obligated.
(vi)     To Caladrius’s or Company’s Knowledge, no Key Employee intends to terminate employment with Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does Company have a present intention to terminate the employment of any of the foregoing.
(vii)     Each current and former employee, consultant, and officer of Company has executed an agreement with Company regarding confidentiality and proprietary information substantially in the form or forms delivered to Purchaser (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to Purchaser. Company is not aware that any of its Key Employees is in violation of any Contract covered by this Subsection 4.2(v)(vii). In the last twelve (12) months, each executive officer of Company whose employment was terminated by Company entered into Contract with Company providing for the full release of any claims against Company or any related party arising out of such employment, to the full extent allowed by applicable law.
(viii)     To Caladrius’s or Company’s Knowledge, none of the members, managers, or Key Employees of Company has been (1) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent, or similar officer by a court for his or her business or property; (2) convicted in a criminal Proceeding or named as a subject of a pending criminal Proceeding (excluding traffic violations and other minor offenses); (3) subject to any Order (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement, in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (4) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
(w)Intellectual Property.

(i)Schedule 4.2(w)(i) of the Disclosure Schedule sets forth a true, accurate, and complete list of the following:

(1)     All Patents, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, intent-to-use applications, and other registrations and applications related to trademarks or service marks, registered copyrights, and applications for registered copyrights, registered Internet domain names, and any other Intellectual Property or Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued, filed with, or recorded by any Governmental Authority owned by, registered, or filed in the name of, Company (the “Registered IP”). Such list includes the jurisdictions in which each such item of Registered IP has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The list also sets forth all actions that are required to be taken by Company within 120 days of the Effective Date with respect to any of the Registered IP in order to avoid prejudice to, or impairment or abandonment of any Registered IP.
(2)     All unregistered trademarks, unregistered service marks, and unregistered copyrights that are used by Company in connection with the business of Company as currently conducted (the “Unregistered IP”).
(ii)    Each item of the Registered IP owned by Company is in the name of Company, valid and subsisting, and, to the Knowledge of Company, is enforceable in accordance with its terms. All necessary registration and renewal fees in connection with such registrations have been made, and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyrights, and trademark authorities in the United States and any other jurisdiction where such registrations or applications exist for the purposes of maintaining such Intellectual Property registrations, and applications therefor. Except for any office actions, rulings, opinions, orders, and the like from the USPTO, USCO, and other applicable foreign filing offices that are issued in the ordinary course incident to the applications of the Registered IP, no registrations, or applications for any Registered IP are the subject of any opposition, interference, cancellation, or other Proceeding pending before any Governmental Authority.

(iii)     Except as set forth in Schedule 4.2(w)(iii), no Person has any right to use any of the Intellectual Property or Intellectual Property Rights owned, or purported to be owned, by Company (“Company Owned IP”), and Company has not granted to any Person, nor authorized any Person to retain, any rights in the Company Owned IP.
(iv)    No Contracts exist pursuant to which Company or any Affiliate of Company has granted exclusive licenses or has committed to grant exclusive licenses with respect to, any Company Owned IP or any Intellectual Property or Intellectual Property Rights necessary for Company to carry on its business as currently conducted. To Caladrius’s and Company’s Knowledge, no predecessor in title to Company Owned IP has granted exclusive licenses or has committed to grant exclusive licenses with respect to any Company Owned IP or such Intellectual Property or Intellectual Property Rights.
(v)     Except for any Company Owned IP that is jointly owned by Company and Caladrius prior to the Closing Date, Company owns all rights, title, and interest in and to all Company Owned IP. Company has the right to use all Company Owned IP, and pursuant to valid and enforceable Contracts (or, with respect to Contracts for object code licenses for commercially available or off-the-shelf software that have not been modified, pursuant to Contracts that are, to Caladrius’s and Company’s Knowledge, valid and enforceable) for all other Intellectual Property and Intellectual Property Rights used in the conduct of the business of Company as currently conducted, except as set forth in Schedule 4.2(w)(v), free of all Liens, subject only to and except for the terms of the relevant Intellectual Property Contracts in the case of Intellectual Property or Intellectual Property Rights licensed to Company and applicable Laws for Company Owned IP and such other Intellectual Property or Intellectual Property Rights. To Caladrius’s and Company’s Knowledge with respect to Patents only, Company has the necessary rights to conduct the business of Company as currently conducted in the United States of America.
(vi)     The consummation of the transactions contemplated hereby will not result in any loss or impairment of the rights of Company to own or use any Company Owned IP or Intellectual Property or Intellectual Property Rights (other than any Intellectual Property or Intellectual Property Rights used by Company pursuant to Contracts for object code licenses of commercially available or off-the-shelf software that has not been modified) used in the conduct of the business of Company as currently conducted, nor will such consummation require the consent of any third party in respect of any such Intellectual Property or Intellectual Property Rights. To Caladrius’s and Company’s Knowledge with respect to Patents only, the operation of the business of Company as currently conducted does not infringe the Intellectual Property Rights of any other Person, does not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction to which the Company is subject, and to the Knowledge of Company there is no substantial basis for a claim that the current operation of the business of Company is infringing, or has infringed on or misappropriated any Intellectual Property Rights of a third party or has misappropriated any third-party Intellectual Property, or constitutes or has or will constitute unfair competition or unfair trade practices under the Laws of any jurisdiction to which the Company is subject. The operation of the business includes (1) the operation of the business of Company, as currently conducted; and (2) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision, and use of any existing Company product or service as of the Closing Date. Neither Caladrius nor Company has received any opinion of counsel that any Company product or service or the operation of the business of Company infringes or misappropriates any third-party Intellectual Property Rights or misappropriates any third-party Intellectual Property. There are no Proceedings pending against Company or, to Caladrius’s or Company’s Knowledge, currently threatened against Company, alleging the infringement or misappropriation by Company of any Intellectual Property Rights of any Person, and for the past five (5) years from the Effective Date, Company has not received written notice from any Person that the operation of the business of Company infringes the Intellectual Property Rights of any Person. For the past five (5) years from the Effective Date, neither Caladrius nor Company has received any written communication that involves an offer to license or grant any other rights or immunities under any third-party Intellectual Property Rights. There are no Proceedings pending or, to Caladrius’s or Company’s Knowledge, threatened challenging the validity, use, or enforceability of, any Company Owned IP or to Caladrius’s and Company’s Knowledge, any Intellectual Property or Intellectual Property Rights used by Company in the conduct of the business of Company as currently conducted. Company has not entered into or is otherwise bound by any consent, forbearance, or any settlement agreement limiting the rights of Company to use the Company Owned IP. To Caladrius’s or Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, or misappropriation of any Company Owned IP, by any third party, including any employee or former employee of Company or any Affiliate. Company has not brought any Proceeding for infringement or misappropriation of any Intellectual Property or Intellectual Property Rights or breach of any Company Owned IP or agreement related to Intellectual Property or Intellectual Property Rights.
(vii)    Company has secured from all of its consultants, employees, and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation, or development of any Company Owned IP unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property Rights in such contribution that Company does not already own by operation of Law, and to the maximum extent permitted under applicable Law, such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of Company.

(viii)     To the Knowledge of Company, no current or former employee, consultant or independent contractor of Company (1) is in violation of any term or covenant of any Contract relating to employment, Intellectual Property, Intellectual Property Rights, non-disclosure, or any other Contract with any other party, or using trade secrets or proprietary information of others without permission by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or (2) has developed any Intellectual Property for Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property or Intellectual Property Rights.
(ix)     Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in Company Owned IP and all other Intellectual Property and Intellectual Property Rights used in the operation of the business of Company (“Company Confidential Information”). All use or disclosure, of Company Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written Contract between Company and such third party. All use or disclosure of Company Confidential Information by Company not owned by Company has been pursuant to the terms of a written Contract between Company and the owner of such Company Confidential Information, or is otherwise lawful. All current and former employees and consultants of Company and the Subsidiaries having access to Company Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to Company a written Contract regarding the protection of such Company Confidential Information or proprietary information (in the case of proprietary information of Company’s customers and business partners, to the extent required by such customers and business partners).
(x)     No (1) government funding, (2) facilities of a university, college, other educational institution, or research center, or (3) funding from any Person (other than funds received in consideration for Equity Interests of Company) was used in the development of the Company Owned IP. To the Knowledge of Company, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Owned IP, has performed services for any government, university, college, or other educational institution or research center during a period of time during which such employee, consultant, or independent contractor was also performing services for Company.
(xi)     All Company products sold, licensed, leased, or delivered by Company and all services provided by or through Company to customers on or prior to the Closing Date substantially conform to applicable contractual commitments, express warranties, and conform in all material respects to packaging, advertising, and marketing materials and to applicable product or service specifications or documentation. Company is not subject to any Order or written Proceeding (and, to the Knowledge of Caladrius and Company, there is no legitimate basis for any present or future Proceeding against Company giving rise to any material liability relating to the foregoing obligations) for replacement or repair of Company products or other damages in connection therewith (including the provision of services) in excess of any reserves therefor reflected on the Balance Sheet.
(xii)     In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), and use of any personally identifiable information or other personal data from any individuals, including any customers, prospective customers, employees, and other third parties (collectively “Personal Information”), for the past five (5) years from the Effective Date, Company is and has been in compliance with all applicable Laws in all relevant jurisdictions, Company’s privacy policies and the requirements of any Contract or codes of conduct to which Company is a party. Company has appropriate physical, technical, organizational, and administrative security measures and policies in place intended to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use, and disclosure. For the past five (5) years from the Effective Date, Company is and has been in compliance with all Laws relating to data loss, theft, and breach of security notification obligations to which the Company is subject.
(x)Foreign Corrupt Practices Act. Neither Company nor any of Company’s members, managers, officers, employees, or agents have, directly or indirectly, made, offered, promised, or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party, or official thereof, or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party, or candidate, (ii) inducing such official, party, or candidate to use his, her, or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither Company nor any of its members, managers, officers, employees, or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of funds or received or retained any funds in violation of any Law. Company further represents that it has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including accounting systems, purchasing systems, and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law. Neither Company, nor, to Caladrius’s or Company’s Knowledge, any of its members, managers, officers, or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action or Proceeding related to the FCPA or any other anti-corruption Law.

(y)Solvency.   Neither Company nor Caladrius is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors.   Assuming that the representations and warranties of Company and Caladrius contained in this Agreement are true and correct in all material respects, at and immediately after the Closing Date, and after giving effect to the transactions contemplated hereby, Company (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the fair saleable value of its assets on a going concern basis will not be less than the amount required to pay its liabilities in the ordinary course and as they become absolute and matured (including contingent liabilities that can reasonably be expected to become actual or matured liability)); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred debts beyond its ability to pay as they become absolute and matured.

(z)Prior Transactions; Negotiations.  Company has not, during the past three years, been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business.

(aa)Certain Business Relationships.

(i) Other than (A) standard employee benefits generally made available to all employees and (B) standard member, manager, and officer indemnification agreements, there are no Contracts or proposed transactions between Company and any of its members, managers, officers, consultants, or Key Employees, or any Affiliate thereof.

(ii) Company is not indebted, directly or indirectly, to any of its members, managers, officers, or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Company’s members, managers, officers, or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Company or, have any (A) material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with any of Company’s customers, suppliers, service providers, joint venture partners, licensees, and competitors, (B) direct or indirect ownership interest in any Person with which Company is Affiliated or with which Company has a business relationship, or any Person that competes with Company, except that members, managers, officers, and employees of Company may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with Company; or (C) financial interest in any Contract with Company.

(bb)    Subsidiaries. Company has no Subsidiary and does not own, control, or have any right to acquire, directly or indirectly, any capital stock of, or other equity interest in, any Person. Except as expressly contemplated in the Transaction Agreements, Company is not a participant in any joint venture, partnership, or similar arrangement.

(cc)    Indebtedness.

(i)    Company does not have (A) any indebtedness for borrowed money, (B) any obligations evidenced by bonds, debentures, notes, or other similar instruments, (C) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (D) any obligations as lessee under capitalized leases in excess of US$150,000 per year, (E) any indebtedness cre-ated or arising under any conditional sale or other title retention agreement with respect to acquired property, or (F) any obligations, contingent or otherwise, under acceptance credit, letters of credit, or similar facilities. Company has no obligation to provide a guaranty with respect to any of the foregoing.

(iii)Neither Company nor any of its Subsidiaries is (A) a party to or otherwise bound by the Oxford Loan Agreement, (B) subject to any Liabilities or other obligations under the Oxford Loan Agreement or (C) subject to any Liabilities or other obligations to Oxford or its Affiliates, including, without limitation, any such Liabilities to repay indebtedness, or obligations to provide any type of guaranty of indebtedness relating to the Oxford Loan Agreement. None of the assets of the Company and its Subsidiaries are subject to any Lien in respect of or relating to the Oxford Loan Agreement.

(dd)    83(b) Elections. To the Knowledge of Caladrius or Company, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested Equity Interests of Company.

(ee)    Real Property Holding Corporation. Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

(ff)    Data Privacy. In connection with its collection storage, transfer (including any transfer across national borders), and use of any Personal Information, Company is and has been in material compliance with all applicable Laws in all relevant jurisdictions, Company’s privacy policies, and the requirements of any Contract or codes of conduct to which Company is a party. Company has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use, and disclosure. Company is and has been in compliance in all material respects with all Laws relating to data loss, theft, and breach of security notification obligations.

(gg)    Brokers. No financial advisor, broker, or finder is entitled to any broker's, finder's, investment banking, or similar fees, commissions, or expenses in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Caladrius or Company, other than those that will be paid solely by Caladrius.

(hh)    Completeness of Disclosure. No representation or warranty by Caladrius or Company in this Agreement (as modified by the Disclosure Schedule) or the Disclosure Schedule, or any certificate or other document furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution, or performance of this Agreement, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading in light of the circumstances under which they were made. Except as specifically set forth in the Agreement or the Disclosure Schedule, there are no facts or circumstances of which either Caladrius or Company has Knowledge that would reasonably be expected to result in a Material Adverse Change. Company has delivered to Purchaser all the information reasonably available to Company and Caladrius that Purchaser has requested for deciding whether to acquire the Units, including certain of Company’s projections describing the Business Plan. The Business Plan was prepared in good faith; however, Company does not warrant that it will achieve any results projected in the Business Plan.

Schedule 5.1
Representations and Warranties Concerning Purchaser
(a)Authorization of Transaction. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement, when executed and delivered by Purchaser, will constitute the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities Laws. Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Purchaser.

(b)Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or Order or other restriction of any Governmental Authority to which Purchaser is subject or any provision of its articles of incorporation, bylaws, or other governing documents or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under, or revoke or otherwise modify any rights held under, any such Law or Order, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Purchaser is a party, a beneficiary, or by which it is bound or to which any of its assets is subject.

(c)Investment. Purchaser is acquiring the Units for investment only and not with a view to or for sale in connection with any distribution thereof within the meaning of the Act. Purchaser may not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Units so acquired by it in violation of any of the registration requirements of the Act.

(d)No General Solicitation. Neither Purchaser, nor any of its officers, members, managers, employees, or agents has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Units.

(e)Residence. The office or offices of Purchaser in which its principal place of business is identified in the address or addresses of Purchaser set forth in Section 10.5.

(f)Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.

(g)Brokers. No financial advisor, broker, or finder is entitled to any broker's, finder's, investment banking, or similar fees, commissions, or expenses in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser, other than those that will be paid solely by Purchaser.